                                            Exhibit 99.B.8.72

                           SELLING AND SERVICES AGREEMENT

     THIS AGREEMENT, made and entered into as of this first day of July, 2000 by and among Aetna Investment Services, Inc. (“AISI”), Aetna Life Insurance and Annuity Company
(“ALIAC”) (collectively, “Aetna”), American Century Services Corporation ("Fund Agent"), and
American Century Investment Services, Inc. (“Distributor”), acting as agent for the registered open-end management investment companies whose shares are or may be underwritten by
Distributor (each a “Fund” or collectively the “Funds”).

     WHEREAS, Distributor acts as principal underwriter for the Funds;

     WHEREAS, AISI distributes shares of investment companies to certain plans under
Sections 401 or 457 of the Internal Revenue Code of 1986, as amended ("Code"), custodial accounts under Section 403(b)(7) or 408 of the Code, and certain nonqualified deferred compensation arrangements (collectively, "Plans"); and

     WHEREAS, AISI wishes to make available as investment options under the Plans, one or more of the Funds made available by Distributor from time to time, each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by a registered investment company (collectively, the “Issuers”); and

     WHEREAS, ALIAC is an insurance company that provides various recordkeeping and other administrative services to Plans; and

     WHEREAS, pursuant to the terms and conditions hereinafter set forth, Distributor desires to make shares of the Funds available as investment options under the Plans and to retain ALIAC to provide various administrative and shareholder services in connection with the investment by the Plans in the Funds on behalf of the Distributor, and ALIAC is willing to furnish such services.

     NOW, THEREFORE, it is agreed as follows:

1.      Transactions in the Funds.

     Subject to the terms and conditions of this Agreement, Distributor will cause the Issuers to make shares of the Funds available to be purchased, exchanged, or redeemed, by or on behalf of the Plans through a single account per Fund (the “Accounts”) at the net asset value applicable to each order. The Funds’ shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by AISI to correspond with investment instructions received by
AISI from the Plans or Plan participants. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Funds.

2.      Investment of Plan Assets.

          AISI represents that it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan (“Nominee”) in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a Plan (“Plan
Representative”) upon the direction of a Plan participant or beneficiary (“Participant”). The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan representatives or Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

3.      Omnibus Account.

          The parties agree that a single omnibus account held in the name of the Nominee shall be maintained for those Plan assets directed for investment in the Funds (“Account”).

4.      Pricing Information, Orders, Settlement.

            (a) Distributor will make shares available to be purchased by the Nominee on behalf of the Account at the net asset value applicable to each order; provided, however, that the Plans meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds’
prospectuses. Fund shares shall be purchased and redeemed on a net basis for such Plans in such quantity and at such time determined by AISI or the Nominee to correspond with investment instructions received by AISI from Plan Representatives or Participants.

            (b) Distributor agrees to furnish or cause to be furnished to AISI for each Fund: (i)
confirmed net asset value information as of the close of trading (currently 4:00 p.m., East Coast time) on the New York Stock Exchange (“Close of Trading”) on each business day that the New
York Stock Exchange is open for business (“Business Day”) or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the Fund’s name and the change from the last calculated net asset value, (ii)
dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Distributor shall provide or cause to be provided to AISI such information by 6:30 p.m., East Coast time.

            (c) AISI, as agent for the Funds for the sole purposes expressed herein shall receive from
Plan Representatives or Participants for acceptance as of the Close of Trading on each Business
Day: (i) orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee
(“Instructions”), (ii) transmit to Distributor such Instructions no later than 9:00 a.m., East Coast time on the next following Business Day, and (iii) upon acceptance of any such Instructions, communicate such acceptance to the Plan Representatives or Plan Participants, as appropriate
(“Confirmation”). The Business Day on which such Instructions are received in proper form by
AISI and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions. Instructions received in proper form by AISI and time stamped after the Close of Trading on any given
Business Day shall be treated as if received on the next following Business Day. AISI agrees that all Instructions received by AISI, which will be transmitted to Distributor for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that previous Business Day. The day as of which an order is executed by the Fund’s transfer agent pursuant to the provisions set forth above is referred to herein as the “Trade Date.” All orders are subject to acceptance or rejection by Distributor or the Funds or any one of them.

            (d) AISI will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by
Distributor, as soon as possible, but in any event no later than 4:00 p.m., East Coast time on the
Business Day following the Business Day as of which such purchase orders are made in conformance with Section 4(c).

            (e) Distributor or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by AISI, as soon as possible, but in any event under normal conditions no later than 4:00 p.m. East Coast time on the same Business Day as of which such redemption orders are received by the
Distributor in conformance with Section 4(c); provided, however, the Issuers reserve the right to settle redemption transactions within the time period set forth in the applicable Funds’ then-
current prospectus. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of orders.
Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer
System is open and the original Trade Date will apply.

            (f) In lieu of applicable provisions set forth in paragraphs 4(a) through 4(e) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV System, in
which case such activities will be governed by the provisions set forth in Exhibit A to this
Agreement.

            (g) Upon Distributor’s request, AISI shall provide copies of historical records relating to transactions between the Funds and the Plan Representatives or Participants investing in such
Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Distributor or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. AISI also agrees that AISI will permit Distributor or the Funds, or any duly designated representative to have reasonable access to AISI’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

            (h) AISI shall assume responsibility as herein described for any loss to Distributor or to a
Fund caused by a cancellation or correction made to an Instruction by a Plan Representative or
Participant subsequent to the date as of which such Instruction has been received by AISI and originally relayed to Distributor, and AISI will immediately pay such loss to Distributor or such
Fund upon AISI’s receipt of written notification, with supporting data.

            (i) Distributor shall indemnify and hold Aetna harmless, from the effective date of this
Agreement, against any amount Aetna is required to pay to Plans, Plan Representatives, or
Participants due to: an incorrect calculation or reporting by Distributor of a Fund’s daily net asset value, dividend rate, or capital gains distribution rate that is deemed to be material under the pricing policy of the Fund’s Board of Directors or which Distributor otherwise deems necessary to correct at the shareholder level... In addition, the Fund or the Distributor shall be liable to
Aetna for out of pocket costs incurred by Aetna in making a Plan’s or a Participant's account whole, if such costs or expenses are a result of the Fund's failure to provide timely or correct net asset values, dividend and capital gains or financial information and if such information is not corrected by 4:00 p.m. East Coast time of the next business day after releasing such incorrect information provided the incorrect NAV as well as the correct NAV for each day that the error occurred is provided. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Plan’s or a Participant's account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

            (j) Each party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. AISI and Distributor agree to maintain reasonable errors and omissions insurance coverage commensurate with each party’s respective responsibilities under this Agreement.

5.      Servicing Fees.

      The provision of shareholder and administrative services to the Plans, including, but not limited to those specified in Exhibit D shall be the responsibility of AISI, ALIAC or the Nominee and shall not be the responsibility of Distributor. The Nominee will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Distributor agrees to pay to ALIAC servicing fees at the annual rates set forth in Exhibit A. Distributor will make such payments to ALIAC within thirty (30) days after the end of each calendar quarter. Payments shall be wired to: Wachovia
Bank Account Number 8732071464, ABA # 053100494, Reference: American Century Service /
12b-1 Fees, or as otherwise directed by Aetna in writing. Supporting documentation for payment and such other data as may be reasonably requested by ALIAC shall be mailed to: Aetna
Financial Services, Inc., Attn: Central Valuation Unit, Conveyor TN41, 151 Farmington Ave.,
Hartford, CT 06156. If required by a Plan or by applicable law, ALIAC shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Distributor to offset other fees payable by the Plan to Aetna.
The reimbursement set forth in Exhibit B is conditional upon the addition of Ultra (Advisor
Class) and Income and Growth (Advisor Class) to several Plans and/or products offered by Aetna in October, 2000 (either to certain Plans pursuant to the terms of this Agreement or under
Variable Annuity Contracts pursuant to the terms of the Fund Participation Agreement between
Distributor and ALIAC dated as of July 1, 2000).

6.       12b-1 Fees.

      To compensate AISI for its distribution services of Fund Shares including, but not limited to those specified on Exhibit E, Distributor shall make quarterly payments to AISI as set forth in
Exhibit B or C. Distributor will make such payments to AISI within thirty (30) days after the end of each calendar quarter. Payments shall be wired to: Wachovia Bank Account Number
8732071464, ABA # 053100494, Reference: American Century Service / 12b-1 Fees, or as
otherwise directed by Aetna in writing. Supporting documentation for payment and such other data as may be reasonably requested by ALIAC shall be mailed to: Aetna Financial Services,
Inc., Attn: Central Valuation Unit, Conveyor TN41, 151 Farmington Ave., Hartford, CT 06156.
If required by a Plan or by applicable law, AISI shall have the right to allocate to a Plan or to
Participant accounts in a Plan all or a portion of such 12b-1 fees, or to use 12b-1 fees it collects from Distributor to offset other fees payable by the Plan to Aetna.

7.      Expenses.

            (a) Distributor shall provide Aetna with copies of each Issuer’s proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Issuers’
shareholders. In addition, Distributor shall provide Aetna with a sufficient quantity of prospectuses of the Funds to be used in conjunction with the transactions contemplated by this
Agreement, together with such additional copies of the Issuers’ prospectuses as may be reasonably requested by Aetna. If a Plan provides for pass-through voting by its Participants, or if it determines that pass-through voting is required by law, Distributor will provide Aetna with a sufficient quantity of proxy materials for each Participant under such Plan or Plans.

            (b) The cost of preparing, printing and bulk shipping to Aetna’s warehouse, or making available through electronic medium, of the prospectuses, periodic fund reports and other materials of the Issuers to Aetna for Aetna’s use in marketing shares of the Funds to Plans and
Participants shall be paid by Distributor or its agents or affiliates; provided, however, that if at any time Distributor or its agent reasonably deems the usage by Aetna or a Plan of such items for marketing purposes to be excessive, it may, prior to the delivery of any quantity of materials in excess of what it deemed reasonable, request that Aetna or the Plan, as the case may be, demonstrate the reasonableness of such usage. If Distributor believes the reasonableness of such usage has not been adequately demonstrated, it may request that the party responsible for such excess usage pay the cost of printing (including press time) and delivery of any excess copies of such materials. Unless Aetna or the Plan, as the case may be, agrees to make such payments,
Distributor may refuse to supply such additional materials and Distributor shall be deemed in compliance with this Section 7 if it delivers to Aetna at least the number of prospectuses and other materials as may be required by the Issuers under applicable law.

            (c) The cost of preparing, printing and distribution of prospectuses, periodic fund reports and other materials of the Issuers to the Plans or Participants shall be paid by Aetna. The cost of distribution of proxies to the Plans or Participants shall be paid by the Distributor.

8.       Termination.

      This Agreement shall terminate as to the maintenance of the Account:

            (a) At the option of either Aetna or Distributor upon six (6) months advance written notice to the other parties or upon 60 days’ written notice pursuant to a vote of a majority of the outstanding securities of the Funds;

            (b) At the option of Aetna, if shares of the Funds are not available for any reason to meet the investment requirements of the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

            (c) At the option of either AISI or Distributor, upon institution of formal disciplinary or investigative proceedings against AISI, Distributor or the Funds by the National Association of
Securities Dealers, Inc. (“NASD”), SEC, or any other regulatory body;

            (d) At the option of Distributor, if Distributor shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement;

            (e) At the option of Aetna, upon termination of the Management Agreement between the
Fund and Adviser; written notice of such termination shall be promptly furnished to Aetna;

            (f) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that AISI and ALIAC may assign, without consent of Distributor, their respective duties and responsibilities under this Agreement to any of their affiliates, and provided, further, that AISI or ALIAC may enter into subcontracts with other dealers for the solicitation of sales of shares of the Funds without the consent of Distributor, or

            (g) If the Fund’s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Plans; provided, however, that prompt notice shall be given by any party should such situation occur.

            (h) By a vote of a majority of the independent directors of any Fund.

9.       Continuation of Agreement.

      Termination as the result of any cause listed in Section 8 hereof shall not affect the
Funds’ respective obligations to continue to maintain the Account as an investment option for
Plans electing to invest in the Funds prior to the termination of this Agreement.

10.      Advertising and Related Materials.

            (a) Advertising and literature with respect to the Funds prepared by AISI or the Nominee or its agents for use in marketing shares of the Funds to the Plans (except any material that simply lists the Funds’ names) shall be submitted to Distributor for review and approval before such material is used with the general public or any Plan, Plan Representative, or Participant.
Distributor shall advise the submitting party in writing within a reasonable time period ofreceipt of such materials, generally not expected to be more than five (5) Business Days, of its approval or disapproval of such materials.

            (b) Distributor will provide to Aetna at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities.

            (c) Distributor will provide to Aetna, in electronic format, performance updates and portfolio updates for the Funds as soon as reasonably practicable, assumed to be within 10 business days after the end of each calendar quarter under normal conditions.

11.       Proxy Voting.

            Aetna or the Nominee will distribute to Plan Representatives or Participants all proxy materials furnished by Distributor or its designees for the Funds. Aetna and the Nominee shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

12.      Indemnification.

            (a) Aetna agrees to indemnify and hold harmless the Funds, Distributor and each of their directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of 1933 (“1933 Act”) against any losses, claims, damages or liabilities to which the Funds, Distributor or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by ALIAC under this Agreement, or (ii) result from a breach of a material provision of this Agreement. Aetna will reimburse any legal or other expenses reasonably incurred by Distributor or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Aetna will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Distributor or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this
Agreement.

            (b) Distributor agrees to indemnify and hold harmless each of AISI and ALIAC, the
Nominee and each of their directors, officers, employees, agents and each person, if any, who controls AISI and ALIAC and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which AISI or ALIAC, the Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach of a material provision of this Agreement. Distributor will reimburse any legal or other expenses reasonably incurred by AISI or ALIAC, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of AISI or ALIAC, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

            (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 12. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 12 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            (d) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

13.      Representations and Warranties.

            (a) Representations of ALIAC. ALIAC represents and warrants:

            (i) that it (1) is a life insurance company organized under the laws of the State of
Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

            (ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

            (b) Representations of AISI. AISI represents and warrants:

            (i) that it (1) is a member in good standing of the NASD, (2) is registered as a broker-
dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

            (ii) that it (1) is a corporation duly organized under the laws of the State of Connecticut,
(2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

            (iii) that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan in shares of investment companies or other investment vehicles specified by Plan Representatives or Participants; and

            (iv) that it will not, without the written consent of Distributor, make representations concerning shares of the Funds except those contained in the then-current prospectus and in the current printed sales literature approved by either the Fund or Distributor.

            (c) Representations of Distributor. Distributor represents and warrants:

            (i) that the Funds (1) are duly organized under the laws of the various states, (2) are in good standing in such jurisdictions. (3) are in material compliance with all applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

            (ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the
1940 Act from time to time as required or in order to effect the continuous offering of its shares;
and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

            (iii) that the Funds are currently qualified as regulated investment companies under
Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Distributor will notify AISI and ALIAC immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

            (iv) that Distributor (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

            (v) that Distributor (1) is a corporation duly organized under the laws of the State of
Missouri (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement

14.      Additional Covenants and Agreements, Use of Names, Non-Exclusivity, Survival.

            (a) Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement. All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.

            (b) Each party shall promptly notify the other party in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

            (c) Aetna covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Plan on any Business Day will be based upon instructions that it received from the Plan, the Participants, or a Plan’s sponsor and/or authorized committee, in proper form prior to the Close of Trading of the Exchange on that Business Day. Aetna shall time stamp all
Orders or otherwise maintain records that will enable Aetna to demonstrate compliance with
Section 4(c) hereof. Further, upon reasonable request by Distributor, Aetna will provide evidence reasonably satisfactory to the Fund’s Board of Directors to demonstrate its compliance with Rule 22c-1 requirements and provide the requester with copies of its internal control report, if one is obtained.

            (d) Aetna covenants and agrees that all Orders transmitted to the Issuers, whether by telephone, telecopy, or other electronic transmission acceptable to Distributor, shall be sent by or under the authority and direction of a person designated by Aetna as being duly authorized to act on behalf of the owner of the Accounts. Distributor shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of Aetna is “an appropriate person” as used in Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares. Aetna shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of Remote Computer Terminals and assumes full responsibility for the security therefor. Aetna further agrees to be responsible for the accuracy, propriety and consequences of all data transmitted to Distributor by Aetna by telephone, telecopy or other electronic transmission acceptable to Distributor.

            (e) Aetna agrees that, to the extent it is able to do so, it will use its best efforts to give equal emphasis and promotion to shares of the Funds as is given to other unaffiliated underlying investment options available to the Plans, subject to applicable Securities and Exchange
Commission and National Association of Securities Dealers, Inc. rules

            (f) Aetna shall not, without the written consent of Distributor, make representations concerning the Issuers or the shares of the Funds except those contained in the then-current prospectus and in current printed sales literature approved by Distributor or the Issuers.

            (g) Use of Names. Except as otherwise expressly provided for in this Agreement or except in any materials that simply list the Funds’ names, neither Distributor, nor any of its affiliates, nor the Funds shall use any trademark, trade name, service mark or logo of Aetna, or any variation of any such trademark, trade name, service mark or logo, without Aetna’s prior written consent, the granting of which shall be at Aetna’s sole option. Except as otherwise expressly provided for in this Agreement, Aetna shall not use any trademark, trade name, service mark or logo of the Issuers or Distributor, or any variation of any such trademarks, trade names, service marks or logos, without the prior written consent of either the Issuers or Distributor, as appropriate, the granting of which shall be at the sole option of Distributor and/or the Issuers, as appropriate.

            (h) Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

            (i) Survival. The provisions of Section _14(g)_ (Use of Names) and Section 12__
(Indemnification) of this Agreement shall survive the termination of this Agreement.

15.      Miscellaneous.

            (a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

            (b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To AISI/ALIAC:

Aetna Investment Services, Inc./Aetna Life Insurance and Annuity Company
151 Farmington Avenue
Hartford, CT 06156
Attention: Julie E. Rockmore, Counsel
(860) 273-4686

To Distributor:

American Century Investment Services, Inc.
4500 Main Street
Kansas City, MO 64111
Attention: Janet Nash, Esq.
(816) 340-7480 (office number)
(816) 340-4964 (fax)

Any notice, demand or other communication given in a manner prescribed in this Subsection (b)
shall be deemed to have been delivered on receipt.

            (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This
Agreement may not be assigned except as permitted in Paragraph 8(f), and will be terminated upon any assignment not meeting the requirements of Paragraph 8(f).

            (d) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this
Agreement by signing any such counterpart.

            (e) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

            (f) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter, including the Fund
Participation Agreement dated as of July 8, 1993 by and between Aetna Capital Management
(assigned to Aetna Investment Services, Inc.), Aetna Life Insurance Company (assigned to Aetna
Life Insurance and Annuity Company), Twentieth Century Investors, Inc. (now American
Century Mutual Funds, Inc.), and Investors Research Corporation (now American Century
Investment Management, Inc.), and as amended as of April 1, 1997 (which amendment included
American Century Investment Services, Inc. as a party), December 30, 1998 (under which amendment American Century Investment Services, Inc assigned its rights and obligations to

American Century Investment Management, Inc.) and July 1, 1999.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

AETNA LIFE INSURANCE AND		AETNA INVESTMENT SERVICES, INC
ANNUITY COMPANY
By	/s/ Laurie M. LeBlanc	By	/s/ Laurie M. LeBlanc
Name	Laurie M. LeBlanc	Name	Laurie M. LeBlanc
Title	Vice President	Title	Pursuant to a Delegation of
Authority dated 8/12/98

AMERICAN CENTURY INVESTMENT SERVICES, INC.

By	/s/ William M. Lyons
Name	William M. Lyons
Title	Executive Vice President

AMERICAN CENTURY SERVICES CORPORATION

By	/s/ William M. Lyons
Name	William M. Lyons
Title	Executive Vice President

                                                       EXHIBIT A

Procedures for Pricing and Order/Settlement Through National Securities Clearing
Corporation’s Mutual Fund Profile System and Mutual Fund Settlement, Entry and
Registration Verification System

1. As provided in Section 3(f) of the Selling and Services Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of
Fund shares through National Securities Clearing Corporation (“NSCC”) and its subsidiary systems as follows:

(a)  American Century Services Corporation (“Fund Agent”) will furnish to AISI or its affiliate through NSCC’s Mutual Fund Profile System (“MFPS”) (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (4) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to AISI or its affiliate by 6:30 p.m. Eastern Time on each business day that the
      Fund is open for business (each a "Business Day") or at such other time as that information becomes available. Changes in pricing information will be communicated to both NSCC and
      AISI or its affiliate.

(b)  Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus
      ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, AISI or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by AISI or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution
      Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System
      (“Fund/SERV”) by 5:00 a.m. Eastern Time on the next Business Day. Subject to AISI’s or its affiliate’s compliance with the foregoing, AISI or its affiliate will be considered the agent of
      theFund Agent, and the Business Day on which Instructions are received by AISI or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by AISI or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c)  AISI or its affiliate will wire payment for net purchase orders by the Fund Agent’s NSCC Firm
      Number, in immediately available funds, to an NSCC settling bank account designated by AISI or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds,

      those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d)  NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by AISI or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a
      Fund's prospectus and statement of additional information.

(e)  With respect to (c) or (d) above, if Fund Agent does not send a confirmation of AISI’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f)  If on any day AISI or its affiliate or Fund Agent is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Fund Agent or to AISI or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g)  These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2.  AISI or its affiliate, Fund Agent and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the
MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized, except that (i) we agree to conduct business on Networking Level 3 only; (ii) Section 12 of Article IV relating to governing law is hereby amended by deleting the second sentence of such section; and
(iii)Section 13 of Article IV relating to arbitration of disputes is hereby deleted and shall be of no force and effect.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

                                                               EXHIBIT B

                                            FEES PAYABLE TO ALIAC AND AISI

Servicing Fees (See Section 5)

If Aetna adds the Ultra Fund (Advisor Class) and Income and Growth Fund (Advisor
Class) as of October, 2000 to certain Plans and/or products as described in Section 5 of this
Agreement, the following reimbursement schedule shall apply, effective July 1, 2000:

Investor Class Shares:

Distributor agrees to pay to ALIAC a servicing fee based on the annual rate as set forth below of the average net assets invested in all Investor Class Shares of the Funds through ALIAC’s arrangements with Plans or through ALIAC’s Variable Annuity Contracts in each calendar quarter:

First $500 million	0.20%
Next $250 million	0.225%
Next $250 million	0.25%
Next $250 million	0.275%
Next $250 million	0.30%
Next $500 million	0.325%
Amounts over $2 billion	0.35%

Advisor Class Shares:

Distributor agrees to pay to ALIAC a servicing fee based on the annual rate of 0.25% (0.0625%
quarterly) of the average net assets invested in all Advisor Class shares of the Funds through
ALIAC’s arrangements with Plans or ALIAC’s Variable Annuity Contracts in each calendar quarter.

12b-1 Fees (See Section 6)

Advisor Class Shares

Distributor shall make quarterly payments to AISI based on the annual rate of 0.25% (0.0625%
quarterly) of the average net assets invested in all Advisor Class shares of the Funds through
ALIAC’s arrangements with Plans or ALIAC’s Variable Annuity Contracts in each calendar quarter.

                                                             EXHIBIT C

                                      FEES PAYABLE TO ALIAC AND AISI

Servicing Fees (See Section 5)

If Aetna does not add the Ultra Fund (Advisor Class) and Income and Growth Fund
(Advisor Class) as of October, 2000 to certain Plans and/or products as described in
Section 5 of this Agreement, the following reimbursement schedule shall apply, effective
July 1, 2000:

Investor Class Shares:

Distributor agrees to pay to ALIAC a servicing fee based on the annual rate as set forth below of the average net assets invested in all Investor Class Shares of the Funds through ALIAC’s arrangements with Plans or through ALIAC’s Variable Annuity Contracts in each calendar quarter:

All Assets

0.20%

Advisor Class Shares:

Distributor agrees to pay to ALIAC a servicing fee based on the annual rate of 0.25% (0.0625%
quarterly) of the average net assets invested in all Advisor Class shares of the Funds through
ALIAC’s arrangements with Plans or ALIAC’s Variable Annuity Contracts in each calendar quarter.

12b-1 Fees (See Section 6)

Advisor Class Shares

Distributor shall make quarterly payments to AISI based on the annual rate of 0.25% (0.0625%
quarterly) of the average net assets invested in all Advisor Class shares of the Funds through
ALIAC’s arrangements with Plans or ALIAC’s Variable Annuity Contracts in each calendar quarter.

                                                             EXHIBIT D

                                           ADMINISTRATIVE SERVICES

Pursuant to the Agreement to which this is attached, ALIAC shall perform all administrative and shareholder services required or requested by the Plans with respect to Participants of the Plans, including, but not limited to, the following:

      1. Maintain separate records for each Participant under the Plans, which records shall reflect the shares purchased and redeemed and share balances of such Participants. ALIAC will maintain a single master account with each Fund on behalf of the Plans and such account shall be in the name of ALIAC (or its nominee) or the trustee of the Plans (or a Plan’s nominee) as the record owner of shares owned by the Plans.

      2. Disburse or credit to the Plans all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

      3. Prepare and transmit to the Plans and/or Participants, as required by law or the Plans, periodic statements showing the total number of shares owned by the Participants as of the statement closing date, purchases and redemptions of Fund shares by the Participants during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by the Plans.

      4. Transmit purchase and redemption orders to the Funds on behalf of the Plans in accordance with procedures set forth in Section 4 to the Agreement.

      5. Distribute to the Plans and/or Participants, as appropriate, copies of the Funds’
prospectus, proxy material, periodic fund reports to shareholders and other materials that the
Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

      6. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for the Plans.

                                                                   EXHIBIT E

                                                      DISTRIBUTION SERVICES

Pursuant to the Agreement to which this is attached, AISI shall perform distribution services for
Advisor Class shares of the Funds, including, but not limited to, the following:

      1. Receive and answer correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports.

      2. Provide facilities to answer questions from prospective investors about Fund shares.

      3. Provide other reasonable assistance in connection with the distribution of Fund shares.